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                                                                     Exhibit 8.1

         [LETTERHEAD OF COOPERMAN LEVITT WINIKOFF LESTER & NEWMAN P.C.]



                                    November 6, 1998



Coaxial LLC
Coaxial Financing corp.
Insight Communications of Central Ohio, LLC
C/O Insight Communications Company, L.P.
126 E. 56th Street
New York, NY 10022

Ladies and Gentlemen:

     In our capacity as counsel to Coaxial LLC, a Delaware limited liability company, Coaxial Financing Corp., a Delaware corporation (collectively with Coaxial LLC, the "Issuers"), and Insight Communications of Central Ohio, LLC, a Delaware limited liability company, we have been requested to furnish this opinion in connection with the registration statement (the "Registration Statement") on Form S-4, filed concurrently herewith, with respect to the registration of $55,869,000 aggregate principal amount of 12-7/8% Senior Discount Notes due 2008 of the Issuers (the "Exchange Notes") to be offered (the "Exchange Offer") in exchange for outstanding 12-7/8% Senior Discount Notes due 2008 (the "Original Notes").

     We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon the terms of the Exchange Offer, the Original Notes and the Exchange Notes, which are set forth in the Registration Statement, we are of the opinion that the exchange of the Original Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the Exchange Notes will not (in our opinion) be considered to differ materially in kind or extent from the Original Notes. Rather, it is our opinion that the Exchange Notes received by a holder will be treated as a continuation of the Original Notes in the hands of such holder and that, consequently, there will be no federal income tax consequences to holders exchanging Original Notes for Exchange Notes pursuant to the Exchange Offer.
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     The foregoing opinion is based upon current provisions of the Internal
Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. We undertake no obligation to update this opinion in respect of any such changes.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference of our name under the caption "U.S. Federal Income Tax Considerations and Legal Matters" in the prospectus included in the Registration Statement.


                                    Very truly yours,


                                    COOPERMAN  LEVITT WINIKOFF
                                          LESTER & NEWMAN, P.C.


                                    By /s/ Mark Lubin
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